                             [Hussmann Letterhead]
                               December 30, 1997


Mr. Richard G. Cline
Suite 300
4200 Commerce Court
Lisle, IL 60532

Dear Mr. Cline:

I am writing to you at the request and with the unanimous authorization of the Board of Directors of Hussmann International, Inc. (the "Company") to confirm the arrangement under which you will serve as Chairman (the "Chairman") of the Board of Directors of the Company on the following terms:

1. The term covered by this Agreement is 24 months, beginning with the date on which the common stock of the Company will be distributed to the shareholders of Whitman Corporation (the "Distribution Date"). As you know, we expect the Distribution Date to be on or about January 30, 1998.

2. The Company's Board of Directors is divided into classes. Your initial term on the Board of Directors will be for at least two years after the Distribution Date. You will also serve as Chairman of the internal Board of Hussmann Corporation, which on the Distribution Date will be the Company's principal operating subsidiary.

3. Your duties as Chairman will include those customarily performed by the Chairman of a publicly-owned corporation, such as establishing the organization of the Board and appropriate corporate governance processes, presiding at all meetings of the Board of Directors, working with the President and Chief Executive Officer on agendas for regularly scheduled meetings of the Board and on arrangements for any special meetings of the Board, communicating regularly with the President and Chief Executive Officer on the business, plans and performance of the Company, and carrying out such other responsibilities as the Board of Directors may from time to time reasonably request.

4. You will not be an employee of the Company, and you will not be eligible to participate in any of the Company's employee benefit plans.

Mr. Richard G. Cline
December 30, 1997
Page 2

5.     Your compensation under this Agreement will be

       (A)     $400,000 per annum (paid monthly), and

       (B) the grant of a 10-year nonqualified option to purchase 200,000 shares of the Company's common stock at the closing price on the New York Stock Exchange on the Distribution Date; 50% of the options will be exercisable 12 months after the Distribution Date and the balance will be exercisable 24 months after the Distribution Date. All of the options will become immediately exercisable upon the occurrence of a merger or change in control of the Company, as that term is commonly understood.

The foregoing compensation shall be in lieu of all other compensation which you would otherwise be eligible to receive as a Director of the Company.

6. The Company will reimburse you for all reasonable business expenses that you incur under this Agreement and will make available to you a corporate aircraft, subject to availability, recognizing that ownership is shared with Whitman and that priority is given to customers and other corporate needs, to assist you in carrying out your responsibilities under this Agreement. For a period of 36 months beginning with the Distribution Date, the Company will also (A) cover the cost to you of maintaining a suitable office in the Chicago area and (B) employ a full-time administrative assistant (to be selected by you), who will become an employee of Hussmann Corporation.

7. The compensation arrangements set forth in paragraph 5 and the office and administrative assistant arrangements set forth in paragraph 6 are guaranteed to you for the 24 month period as to compensation and the 36 month period as to the cost of your office and administrative assistant, in all events (including the possibility that you die or become disabled, that a merger, change in control or restructuring of the Company occurs, or that the Board of Directors decides to replace you other than for Cause or to eliminate the position of Chairman of the Board), except only the situation in which you, on a voluntary basis, resign from the position of Chairman or are relieved of that position for Cause. For purposes of this Agreement, the term "Cause" shall mean:

       (A) your willful and continued failure to substantially perform your duties with the Company (other than any failure resulting from your being disabled) within a reasonable period of time after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

       (B) your engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

       (C) your engaging in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company's Board, your credibility and reputation no longer conform to the standard of the Company's executives.

Mr. Richard G. Cline
December 30, 1997
Page 3



       For purposes of this Agreement, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was not contrary to the best interest of the Company.

8. In the event that you do not (for any reason other than voluntary resignation or termination of your service by the Board of Directors for Cause) serve the full 24 month term contemplated by this Agreement, the balance of the cash compensation due under paragraph 5(A) shall become due and payable in a lump sum, and the entire stock option provided for in paragraph 5(B) will become immediately exercisable. In that circumstance, the compensation of your administrative assistant, and the cost of maintaining your office, will be continued for the balance of the 36 month term contemplated by paragraph 6.

9. Any dispute under this Agreement shall be resolved by arbitration under the laws of the State of Delaware and the Rules of the American Arbitration Association, provided that the arbitrators shall all be individuals experienced in dealing with the business and affairs of publicly-owned corporation.

10. The Board of Directors and you recognize that you and the Board might decide to extend the term of your service as Chairman of the Board beyond the 24 month term contemplated by this Agreement. In that event the terms of any future service by you shall be those which you and the Board of Directors agree upon.

If these terms are acceptable to you, please execute a copy of this Agreement and return it to me.

                                       Very truly yours,

                                       HUSSMANN INTERNATIONAL, INC.


                                       By /s/ J. Larry Vowell
                                         -------------------------------------
                                         President and Chief Executive Officer



                                       HUSSMANN CORPORATION


                                       By /s/ J. Larry Vowell
                                         -------------------------------------
                                         President and Chief Executive Officer


Accepted and agreed:

/s/ Richard G. Cline
--------------------------------------
Richard G. Cline